Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made and entered into by and between Liberty Oilfield Services LLC, a Delaware limited liability company (the “Company”), and [NAME OF OFFICER] (“Executive”) effective as of [DATE] (the “Effective Date”). Liberty Oilfield Services Inc., a Delaware corporation (“Parent”), enters into this Agreement for the limited purposes of acknowledging and agreeing to Sections 2(a)(iv) and 6 below.

WHEREAS, Executive is currently employed by the Company and is an integral part of its management and the management of other members of the Company Group; and

WHEREAS, the board of directors (the “Board”) of Parent has determined that appropriate steps should be taken to reinforce and encourage Executive’s continued attention and dedication to Executive’s duties in the event of a Change in Control (as defined below).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. The following terms shall have the following meanings:

(a) “Bonus Component” shall mean the higher of (i) Executive’s Target Bonus for the calendar year in which the Termination Date occurs (or, if Executive’s Target Bonus for such calendar year is not yet determined as of the Termination Date, Executive’s Target Bonus for the calendar year prior to the calendar year in which the Termination Date occurs) or (ii) the average of the Target Bonuses for the three most recent calendar years prior to the year in which the Termination Date occurs; provided, however, that if Executive was not employed by the Company for each of such three most recent calendar years, then this clause (ii) will be equal to the average of Target Bonuses for such calendar years in which the Executive was employed by the Company.

(b) “Cause” shall mean:

(i) Executive’s material breach of this Agreement or any other written agreement between Executive and one or more members of the Company Group, including Executive’s material breach of any representation, warranty or covenant made under any such agreement;

(ii) Executive’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Executive;

(iii) Executive’s violation of any law applicable to the workplace or employment relationship (including any law regarding anti-harassment, anti-discrimination or anti-retaliation) that is (or can reasonably be expected to be) materially injurious to the Company;

(iv) Executive’s gross negligence, willful misconduct, willful breach of fiduciary duty, fraud, theft or embezzlement in connection with Executive’s duties or responsibilities to any member of the Company Group;

(v) the conviction or indictment of Executive for, or plea of nolo contendere by Executive to any felony (or state law equivalent), or the conviction of Executive for, or plea of nolo contendere by Executive to, any crime involving moral turpitude; or

(vi) Executive’s willful failure or refusal, other than due to Disability, to substantially perform Executive’s obligations or to follow in any material respect any specific lawful directive from the Company or any other member of the Company Group.

Notwithstanding the foregoing, if the basis for terminating Executive’s employment for Cause is the result of a violation or failure described in clause (i), (ii), (iii) or (vi) of the foregoing definition of “Cause” and the majority of the Board determines in good faith that such violation or failure is capable of being remedied, the Board shall give Executive 30 days’ prior written notice of the Company’s intent to terminate Executive’s employment for Cause, which notice shall set forth the violation or failure forming the basis for the determination to terminate Executive’s employment for Cause. Executive shall have the right to remedy such violation or failure within a reasonable period of time (as determined by the Board); provided, that Executive begins to take appropriate steps to remedy such violation or failure within 10 days following the date of such written notice and diligently prosecutes such efforts thereafter. Executive’s employment with the Company may not be terminated for Cause unless a majority of the Board finds in good faith that termination for Cause is justified, and if the basis for terminating Executive’s employment for Cause arises as a result of a violation or failure described in clause (i), (ii) (iii) or (vi) of the definition of “Cause”, that the violation or failure has not been remedied within the period of time designated by the Board or that there is no reasonable prospect that Executive will remedy the violation or failure forming the basis for terminating Executive’s employment for Cause.

(c) “Change in Control” shall mean:

(i) A “change in the ownership” of Parent within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 1(c)(i), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934 (“Rule 13d-3”), directly or indirectly, of securities in Parent that, together with securities beneficially owned by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding securities of Parent;

(ii) A “change in the effective control” of Parent within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), whereby either (A) any one person, or more than one person acting as a “group” (for purposes of this Section 1(c)(ii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons)

beneficial ownership (as such term is defined in Rule 13d-3), directly or indirectly, of securities of Parent possessing 30% or more of the total voting power of the outstanding securities of Parent; [provided, however, that this clause (ii)(A) shall not apply to any acquisitions by funds affiliated with Riverstone Holdings LLC or any of their respective Affiliates (collectively, the “Riverstone Holders”) until the first date after the Effective Date on which the Riverstone Holders beneficially own (as such term is defined in Rule 13d-3), directly or indirectly, less than 20% of the total voting power of the outstanding securities of Parent;]1 or (B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) A “change in the ownership of a substantial portion” of Parent’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 1(c)(iii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of Parent that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of Parent immediately prior to such acquisition or acquisitions.

(d) “Company Group” shall mean, collectively, Parent and its direct and indirect subsidiaries as may exist from time to time, including the Company.

(e) “Comparable Offer” shall mean a written, legally binding offer of employment with the purchaser (or its affiliate) in a Change in Control that includes each of: (i) a geographic location of the principal place of employment that is within 50 miles of the location of Executive’s principal place of employment as of the time immediately prior to the Change in Control; (ii) Total Cash Compensation not less than Executive’s Total Cash Compensation in effect immediately prior to the Change in Control; (iii) authority, duties and responsibilities (including titles and reporting relationships) that are not materially less than Executive’s authority, duties and responsibilities in effect immediately prior to the Change in Control and (iv) provides Executive with severance payments and benefits that are at least as favorable to Executive as the Severance Benefits provided in this Agreement in the event of a Qualifying Termination.

(f) “Disability” shall mean the Company’s determination that Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period.

(g) “Good Reason” shall mean:

(i) a material diminution in Executive’s Total Cash Compensation;

[1]	Note to Draft: If, as of the date of entry into this agreement with a future executive officer, Riverstone’s holdings have fallen below the requisite threshold, this proviso should be removed.

(ii) a material diminution in Executive’s authority, duties or responsibilities (including titles and reporting relationships) with the Company Group as a whole immediately prior to the Change in Control;

(iii) the relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of the Effective Date;

(iv) a material breach of this Agreement or any other written agreement with Executive by any member of the Company Group, including a material breach of any representation, warranty or covenant made under any such agreement; or

(v) a failure to timely pay or provide any material payment, benefit or other consideration or compensation owed to Executive in connection with Executive’s employment.

Notwithstanding the foregoing provisions of this Section 1(g) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 1(g)(i), (ii), (iii), (iv) or (v) giving rise to Executive’s termination of employment must have arisen without Executive’s prior written consent; (B) Executive must provide written notice to the Company of the existence of such claimed condition(s) within 60 days after the initial occurrence of such condition(s); (C) the Company must not have cured the condition(s) specified in such notice within 30 days following the Company’s receipt of such written notice; and (D) the date of Executive’s termination of employment must occur within 60 days after the end of the foregoing cure period.

(h) “LTIP” shall mean the Liberty Oilfield Services Inc. Long Term Incentive Plan and any other equity compensation plan of any member of the Company Group.

(i) “Qualifying Termination” shall mean (i) a termination of employment without Cause (and not as a result of Executive’s death or Disability) or (ii) a resignation from employment for Good Reason, in each case, on, or within the 18-month period following, the date of a Change in Control.

(j) “Restrictive Covenant Agreements” shall mean those certain Employee Non-Disclosure, Non-Solicitation, and Invention Assignment Agreements by and between any member of the Company Group and Executive and any other confidentiality, non-competition, non-solicitation or other similar restrictive covenant agreement or obligation with any member of the Company Group.

(k) “Target Bonus” shall Executive’s target annual cash incentive bonus under Parent’s annual incentive program, as in effect from time to time.

(l) “Termination Date” shall mean the date Executive’s employment with the Company terminates such that, as a result of such termination, Executive is no longer employed by any member of the Company Group.

(m) “Total Cash Compensation” shall mean the sum of Executive’s annualized base salary and Target Bonus.

2. Effect of Termination in Connection with a Change in Control.

(a) If Executive’s employment with the Company is terminated as a result of a Qualifying Termination, then so long as (and only if) Executive: (x) executes and does not revoke a release of all claims that is substantially consistent with the form attached hereto as Exhibit A (the “Release”), which Release may be revised by the Company to reflect changes required by law to make the Release effective and to the extent necessary to address any specific circumstances of Executive’s termination and which Release will be provided by the Company to Executive within three days following the Termination Date; and (y) abides by the terms of the Restrictive Covenant Agreements (the following clauses (i) through (iv), collectively, the “Severance Benefits”):

(i) the Company shall make severance payments to Executive in a total amount equal to two times the sum of (A) Executive’s annualized base salary for the calendar year in which the Termination Date occurs (or, if greater, Executive’s annualized base salary in effect immediately prior to the Change in Control) and (B) the Bonus Component (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be paid in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that the Release becomes effective and irrevocable.

(ii) The Company shall pay Executive a pro-rated portion of the Executive’s Target Bonus for the calendar year in which the Termination Date occurs (the “Pro-Rata Bonus Payment”), which Pro-Rata Bonus Payment shall be calculated by multiplying (A) Executive’s Target Bonus for the calendar year in which the Termination Date occurs, by (B) a fraction, the numerator of which is the number of days in the calendar year prior to the Termination Date and the denominator of which is 365. The Pro-Rata Bonus Payment shall be paid to Executive on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Termination Date.

(iii) During the portion, if any, of the 18-month period following the Termination Date (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within 30 days following the date on which the applicable premium payment is paid. Executive shall be eligible to receive such reimbursement payments until the earliest of: (A) the last day of the

Reimbursement Period; (B) the date Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer of Executive (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. If Executive has not become eligible to be covered under a group health plan sponsored by another employer of Executive by the earlier of the date that is 18 months after the Termination Date or December 1 of the calendar year following the calendar year in which the Termination Date occurs (such earlier date, the “COBRA Payment Trigger Date”), then, on the Company’s first regularly scheduled pay date following the COBRA Payment Trigger Date (but in no event later than 30 days following the COBRA Payment Trigger Date), the Company shall pay to Executive a lump sum cash payment equal to six times the difference between the amount Executive paid to effect and continue such coverage and the employee contribution amount that similarly situated employees of the company paid for the same or similar coverage under such group health plans, if any, under the Company’s group health plan for the full calendar month preceding the COBRA Payment Trigger Date. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company shall provide substantially equivalent benefits to Executive without such adverse impact on the Company or such other member of the Company Group.

(iv) Notwithstanding anything to the contrary in any applicable award agreement or notice of award, effective as of the date that the Release becomes effective and irrevocable: (A) all of Executive’s outstanding time-based equity awards granted pursuant to any LTIP (including any such awards granted following a Change in Control) shall be deemed to be fully vested effective as of the Termination Date and (B) all of Executive’s outstanding performance-based equity awards granted pursuant to any LTIP (including any such awards granted following a Change in Control) shall become earned based on the higher of Executive’s target performance or actual performance through the Termination Date (collectively, the “Accelerated Equity Awards”). The Accelerated Equity Awards shall be settled by Parent or such other member of Company Group that issued them in accordance with the settlement terms set forth in the applicable award agreement.

(b) If the Release is not executed and returned to the Company and any required revocation period has not fully expired without revocation of the Release by Executive, then Executive shall not be entitled to any portion of the Severance Benefits until the Release is so executed and returned and/or the revocation period has fully expired.

(c) For the avoidance of doubt, Executive shall not be eligible for any Severance Benefits (or any portion thereof) in the event that Executive’s employment with the Company terminates (A) by the Company for Cause, (B) due to death or Disability or (C) by Executive for other than Good Reason. Further, notwithstanding the preceding provisions of this Section 2(c), Executive will not be eligible for any Severance Benefits (or any portions thereof) if: (x) Executive’s employment by the Company ends upon or following a Change in Control, and (y) Executive has declined a Comparable Offer.

3. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

4. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

5. At-Will Employment. This Agreement is not an employment contract for any particular term and nothing herein alters the at-will nature of Executive’s employment with the Company, as Executive or the Company (and, if Executive becomes employed by any other member of the Company Group, any other member of the Company Group) may terminate the employment relationship at any time and for any reason not prohibited by applicable law or no reason at all.

6. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Colorado without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Denver County, Colorado.

7. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.

8. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

9. Assignment. This Agreement and the rights and obligations hereunder, may not be assigned by the Company, Parent or the Executive without a written consent signed by all other parties, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that (a) the Company and Parent may assign this Agreement without Executive’s consent to any member of the Company Group that employs Executive so long as, following such assignment, the Company and Parent remain a guarantor of their respective obligations under this Agreement and (b) the Company shall cause this Agreement to be assumed by any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets of the Company.

10. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Liberty Oilfield Services, LLC

950 17th Street, Suite 2000

Denver, Colorado 80202

Attn: Chief Executive Officer

If to Executive, addressed to Executive’s last known address on file with the Company.

11. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

12. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

13. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

14. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 14 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

15. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof) prior to and not in anticipation of a Change in Control, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

16. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EXECUTIVE

[NAME OF OFFICER]

LIBERTY OILFIELD SERVICES LLC

By:
Name:
Title:

For the limited purposes of acknowledging and agreeing to Sections 2(a)(iv) and 6:

LIBERTY OILFIELD SERVICES INC.

By:
Name:
Title:

SIGNATURE PAGE TO

CHANGE IN CONTROL AGREEMENT

EXHIBIT A

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”) is made by and between [NAME OF EXECUTIVE] (the “Executive”) and Liberty Oilfield Services LLC, a Delaware limited liability company (the “Company”). This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). This Agreement is that Release referenced in that certain Change in Control Agreement, dated [DATE OF CIC AGREEMENT], by and among the Company, Liberty Oilfield Services Inc. (“Parent”) and the Executive (the “Change in Control Agreement”). Capitalized terms used but not defined herein shall have the meaning provided to such terms in the Change in Control Agreement.

WHEREAS, the Company employed the Executive as [TITLE] and the Executive and the Executive’s employment relationship with the Company terminated effective as of [TERMINATION DATE] the “Termination Date”);

WHEREAS, the Executive and the Company have entered into Restrictive Covenant Agreements which are incorporated herein by reference, and which shall remain in full force and effect; and

WHEREAS, the parties desire to set forth each of their rights and obligations regarding the termination of the Executive’s employment with the Company in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions in the Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Termination of Employment. Subject to the provisions of Section 2, the parties hereby agree that the Executive’s employment with the Company terminated on the Termination Date and, as of the Termination Date, the Executive was no longer employed or engaged by the Company or any of its subsidiaries or other affiliates. The Executive acknowledges and agrees that, as of the Termination Date, the Executive is deemed to have automatically resigned as, to the extent applicable: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) the Executive serves as such Company Group member’s designee or other representative.

2. Severance Benefits. Subject to Executive’s fulfillment of the obligations in this Agreement, the Company will pay or provide the Executive with the Severance Benefits, in the manner and as defined under the Change in Control Agreement. The Severance Benefits will not be treated as compensation under the Company’s 401(k) Plan or any other benefit or retirement plan. The Executive shall not be entitled to any additional or future salary or other compensation or severance benefits under any plan or program established by the Company or any of its affiliates,

EXHIBIT A

other than the Severance Benefits. The Executive expressly acknowledges and agrees that the Executive has received all leaves (paid and unpaid) to which the Executive has been entitled during the Executive’s employment with the Company or any other Released Party, and the Executive has received all wages, bonuses and other compensation, been provided all benefits, and been afforded all rights and been paid all sums, that the Executive has been owed by the Company or any other Released Party as of the date that the Executive signs this Agreement, other than the Severance Benefits.

3. Outstanding Liabilities. Any liabilities the Executive may have to the Company or its affiliates, including, without limitation, any outstanding loans or advances by the Company and any liabilities to reimburse the Company for any personal expenses that the Executive has charged to the Company, must be paid in full before payment of any Severance Benefits. Further, the Executive expressly authorizes the Company to deduct any such amounts from any payment to be made to the Executive under this Agreement, to the extent permitted by applicable law.

4. General Release and Waiver.

(a) In consideration of receipt of the payments and other consideration provided for in this Agreement and the Change in Control Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the Executive, the Executive, on the Executive’s own behalf and on behalf of the Executive’s agents, administrators, representatives, executors, successors, heirs, dependents, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, holds harmless, remises, acquits and forever discharges the Company, Parent and all of their respective affiliates, and each of the foregoing entities’ respective past, present and future officers, directors, shareholders, members, managers, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties have ever had in the past or presently have against any of the Released Parties, and each of them, up to and including the date that the Executive signs this Agreement, including all such Claims arising from or relating to the Executive’s employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including all claims arising under or relating to employment, employment contracts (including any employment agreements), employee benefits or purported employment discrimination (of any kind) or harassment or violations of civil rights of whatever kind or nature, including: (i) all Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Employee Retirement Income Security Act of 1974 (“ERISA”), the WARN Act and state equivalents, the Sarbanes-Oxley Act of 2002, under federal, state, municipal or local anti-discrimination or anti-retaliation law, including the Colorado Anti-Discrimination Act, any federal, state, municipal or local wage and hour law, or any other local, municipal, state, or federal law, regulation or ordinance, (ii) all Claims arising under any public policy, or any contract, tort, or common law Claim, including Claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, any Claim; or (iv) any Claim, whether direct or derivative, arising from, or relating to, the Executive’s status as a member or holder of any equity or other interests in the Company, the Parent, or any other Released Party. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such Claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive’s right to file a charge with government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (“NLRB”) or the Securities and Exchange Commission (“SEC”) in connection with any claim the Executive believes it may have against the Company or its affiliates. However, by executing this Agreement, the Executive hereby waives the right to recover from any Released Party in any proceeding the Executive may bring before such agency, including the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. Nothing herein prevents the Executive from receiving an award for information provided to a governmental agency.

(b) This Agreement is not intended to or shall prevent, impede or interfere with Executive’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or to receive or fully retain a monetary award from a government administered whistleblower program for providing information directly to a government agency. Further, the Claims released herein do not include (i) any rights or claims that may first arise after the time that the Executive executes this Agreement; (ii) any rights or claims under the Colorado Employment Security Act (Col. Rev. Stat. Ann. §§ 8-70-101 to 8-82-105) or the Colorado Wage Act (Col. Rev. Stat. Ann. §§ 8-4-101 to 8-4-123); or (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA.

(c) This release shall not apply to any obligation of the Company or its affiliates pursuant to this Agreement, or any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute.

(d) This release shall not apply to the obligations of Parent under that certain Indemnification Agreement, dated [DATE OF INDEMNIFICATION AGREEMENT], by any between Parent and the Executive (the “Indemnification Agreement”) or indemnification rights that the Executive may have under the Company’s certificate of incorporation, bylaws or similar organizational documents in connection with Executive’s service as an officer, director, manager or employee of Company, Parent or their respective affiliates.

5. Certain Forfeitures in Event of Breach. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive breaches any of the Executive’s obligations under this Agreement or if the Executive breaches the Restrictive Covenant Agreements, the Executive forfeits the right to receive the payments and benefits described in Section 2 of this Agreement to the extent not theretofore paid to the Executive as of the date of such breach or ruling and, if already made as of the time of such breach or ruling, the Executive agrees to reimburse the Company, promptly, for the amount of such payments and benefits.

6. Non-Disparagement. The Executive shall not make any statements, encourage others to make statements or release information that disparages or defames the Company, Parent, any of their affiliates or any of their respective directors or officers. Notwithstanding the foregoing, nothing in this Section 6 shall prohibit either party from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

7. Cooperation with Proceedings. The Executive agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental, regulatory or internal investigation relating to the business of the Company or its affiliates. The Executive agrees to provide prompt disclosure to the Company in response to any inquiry in connection with any such matters. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with this Section 7.

8. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Executive’s employment with the Company and the termination thereof effective as of the Effective Date and supersedes any and all prior understandings, agreements or correspondence between the parties regarding the Executive’s employment with the Company and the termination thereof, except the Restrictive Covenant Agreements, the Change in Control Agreement and the Indemnification Agreement, which shall expressly survive this Agreement and continue in full force and effect.

9. Knowing and Voluntary Waiver. Subject to the provisions of Section 11 below, the Executive, by the Executive’s free and voluntary act of signing below, acknowledges that (a) the Executive has been given an opportunity to consider whether to agree to the terms contained herein, (b) acknowledges that the Executive understands that this Agreement specifically releases and waives all claims the Executive may have against the Company and the Released Parties (except as otherwise expressly set forth herein), (c) represents that that the Executive has no impairment of any kind which would prevent the Executive from understanding the terms of this Agreement; and (d) agrees to all of the terms of this Agreement and intends to be legally bound thereby.

10. Return of Property. The Executive has, to the best of the Executive’s knowledge, returned to the Company’s Human Resources Department (“Company HR”), or will return within seven days of the date on which the Executive signs this Agreement, all equipment and/or property, including all confidential information, computer software, computer access codes, company credit cards, keys, and all original and copies of notes, documents, files or programs stored electronically or otherwise that relate or refer to the business, customers, financial statements, business contacts or sales of the Company, Parent, or any of their affiliates. The Executive also agrees to return promptly to Company HR any such equipment and/or property subsequently discovered by the Executive.

11. Right To Consult Attorney And Voluntary Nature Of Agreement.

(a) The Executive, by the Executive’s free and voluntary act of signing below, (i) acknowledges that the Executive has been given a period of 21 days to consider whether to agree to the terms contained herein, (ii) acknowledges that the Executive has been advised, and is hereby advised in writing, to consult with an attorney prior to executing this Agreement, (iii) acknowledges that the Executive understands that this Agreement specifically releases and waives all rights and claims it may have under the ADEA prior to the date on which the Executive signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that, if the Executive chooses to sign this Agreement prior to the expiration of this 21-day period of consideration, the Executive does so voluntarily and waives Executive’s right to the remainder of that period.2

(b) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation and had the opportunity to consult counsel. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party generally was responsible for the preparation of this Agreement.

12. Revocation. This Agreement will become effective, enforceable and irrevocable on the Effective Date. During the seven-day period prior to the Effective Date, the Executive may revoke the Executive’s acceptance of the Agreement by providing written notice to [NAME] at [ADDRESS] personally delivered or deposited in the U.S. Mail before the expiration of the seven-day period. If the Executive exercises the right to revoke hereunder, the Executive shall forfeit the right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, the Executive agrees that the Executive will immediately reimburse the Company for the amounts of such payments and benefits.

13. Change in Control Agreement. This Agreement shall be subject to the provisions of Sections 3, 4, 6, 8-11 and 13-16 of the Change in Control Agreement, which provisions are hereby incorporated by reference as part of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement effective as of the day and year first above written.

PLEASE READ CAREFULLY AS THIS DOCUMENT INCLUDES A RELEASE OF ALL CLAIMS. THE EXECUTIVE EXPRESSLY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS INTENDED TO INCLUDE NOT ONLY CLAIMS THAT THE EXECUTIVE KNOWS ABOUT, BUT ALSO THOSE THAT THE EXECUTIVE DOES NOT KNOW OR SUSPECT TO EXIST AS OF THE EFFECTIVE DATE OF THIS AGREEMENT.

[2]

Note to Draft: This provision will be removed or modified if Executive is under 40 years old at time of release. Language to be customized at the time of separation depending on the applicable consideration period and disclosures required by the Age Discrimination in Employment Act.

EXECUTIVE:

Date:
[NAME OF EXECUTIVE]

Liberty Oilfield Services LLC:

By:	Date:
Name:
Title: